Exhibit 10.34
Description of Annual Incentive Bonus Plan for Fiscal 2009
     On April 30, 2008, the Board approved the Company’s annual incentive bonus plan for fiscal 2009. The plan provides its executive officers with the opportunity to earn annual cash bonuses based upon the achievement of pre-established performance goals. The plan allocates 50% of the bonus opportunity to achievement of annual targets and 50% to achievement of quarterly targets, provided that if one or more quarterly targets are not met, the executive may recoup the missed quarterly bonus if the annual target is achieved. Performance goals under the plan will be: year-over-year quarterly and annual earnings per share growth, revenue growth, profit after interest growth and SG&A reduction targets at the Company level, and year-over-year quarterly and annual revenue growth targets at the business unit level for certain executives.
     Under the annual incentive bonus plan, award opportunities are set at various percentages of base salary based on achievement of the performance measures described above. If the Company fails to achieve the threshold level, no bonus is awarded. For purposes of determining achievement of targets, the annual bonus plan uses adjusted, non-GAAP diluted earnings per share and non-GAAP profit after interest.